                                                                     Exhibit 3.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                             DIGIMARC CORPORATION

DIGIMARC CORPORATION., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

       1. That the name of the Corporation is Digimarc Corporation. The Corporation was originally incorporated under the same name; and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on the 27th day of September, 1999.

       2. That by unanimous written consent of the Board of Directors of the Corporation, filed with the minutes of the Corporation, resolutions were duly adopted setting forth the proposed amendment and restatement of the Certificate of Incorporation of the Corporation and declaring said amendment and restatement to be advisable. The resolution setting forth the proposed amendment and restatement is as follows:

            RESOLVED, that the Certificate of Incorporation of the Corporation be, and it hereby is, amended and restated in its entirety to read as set forth in the attached Restated Certificate of Incorporation.

       3. That thereafter, the Directors and the stockholders of the Corporation took action by executing a written consent in lieu of a meeting in accordance with Section 108(c) and Section 228(a), respectively, of the General Corporation Law of the State of Delaware.

       4. That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation as follows:

                                  SECTION 1.

     The name of the corporation is Digimarc Corporation (the "Corporation").

                                  SECTION 2.

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  SECTION 3.

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

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                                  SECTION 4.

     4.1 The aggregate number of shares of Capital Stock which the Corporation shall have authority to issue is 46,199,000, consisting of 30,000,000 shares of common stock, $.001 par value ("Common Stock"), and 16,199,000 shares of preferred stock ("Preferred Stock"), $.001 par value.

     4.2 Any of the shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions in this paragraph 4 set forth, the Board of Directors or a Committee of the Board of Directors, to the extent permitted by law and the bylaws of the Corporation or a resolution of the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this paragraph 4 otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by Committee of the Board of Directors, providing for the issuance of the various series; provided,
                                                                --------
however, that all shares of any one series of Preferred Stock shall have the
-------
same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

     Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

     4.3 The Board of Directors, with the written consent of both the Series B Preferred Stock Director and the Series C Preferred Stock Director (as defined in Section 6.2.6 herein), is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to securing the written consent of the holders of requisite majorities of Preferred Stock or series thereof that would be required by this

Certificate of Incorporation for issuance of new series of Preferred Stock ("Protective Provisions"), the rights privileges, preferences and restrictions of any such series may be subordinated to, made pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and /or approval of matters by vote or written consent), or made senior to any of those of any present or future class or series of Preferred Stock or Common Stock.

                                  SECTION 5.
                                 Common Stock

     5.1  Common Stock.  Except as expressly set forth in this Certificate, the
          ------------
shares of Common Stock have voting rights of one vote per share on all matters, and are entitled to receive the net assets of the Corporation upon liquidation.

     5.2  Repurchase of Shares.  Subject to the Protective Provisions of Section
          --------------------
6.2.7 and Delaware law, this Corporation is authorized to purchase shares of Common Stock from holders thereof pursuant to arrangements approved by the Board of Directors, without taking into account the preferential liquidation rights of holders of Preferred Stock set forth herein when applying the provisions of the Delaware General Corporation Law to determine the lawfulness of the purchase.

                                  SECTION 6.
                                Preferred Stock

     6.1  Designation of Preferred Stock Series.
          -------------------------------------

               (a) Of the authorized Preferred Stock, 162,500 shares are designated Series A-1 Preferred Stock, and 162,500 are designated Series A-N Preferred Stock (collectively, the "Series A Preferred Stock"); 902,000 are designated Series B-1 Preferred Stock, and 902,000 are designated Series B-N Preferred Stock (collectively, the "Series B Preferred Stock"); and 2,035,000 are designated Series C-1 Preferred Stock and 2,035,000 are designated Series C-N Preferred Stock (collectively, the "Series C Preferred Stock"); 1,400,000 shares are designated Series D Preferred Stock (the "Series D Preferred Stock"); and 300,000 shares are designated Series D-X Preferred Stock (the "Series D-X Preferred Stock"). Collectively, these series are referred to as the "Preferred Stock." The "Issue Price" applicable to Series A-1 Preferred Stock and Series A-N Preferred Stock is $2.50 per share. The "Issue Price" applicable to Series B-1 Preferred Stock and Series B-N Preferred Stock is $5.00 per share. The "Issue Price" applicable to Series C-1 Preferred Stock and Series C-N Preferred Stock is $2.86 per share. The "Issue Price" applicable to Series D Preferred Stock is $5.00 per share. The "Issue Price" applicable to Series D-X Preferred Stock is $5.00 per share. Series A-N Preferred Stock, Series B-N Preferred Stock and Series C-N Preferred Stock shall be identical in every respect to Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock, respectively, except that Series A-N Preferred Stock, Series B-N Preferred Stock and Series C-N Preferred Stock shall not be entitled to the weighted average anti-dilution benefits described in Section 6.2.3(d)), from the date of original issuance, and shall further be issuable only through conversion of the Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock, respectively, pursuant to Section 6.2.3(e).

               (b) Except as expressly noted in this Section 6.1, the preferences, limitations and relative rights of the Series D Preferred Stock and the Series D-X Preferred Stock shall be identical to and in pari passu with the Series C-1 Preferred Stock, the Series D Preferred Stock, and the Series D-X Preferred Stock shall act with the Series C Preferred Stock as a single class (with relative weight of each share of Series C Preferred Stock, Series D Preferred Stock, or Series D-X Preferred Stock determined on an "as converted to Common Stock" basis) on all issues on which Series C Preferred Stock has a designated right to separate vote or consent from the Common Stock, and all issues with respect to which consent of or action by the majority of shares of the class outstanding binds or commits the rest of the class.

          6.1.2  Conversion Price Adjustments. The Conversion Price applicable
                 ----------------------------
to each share of Series D Preferred Stock and each share of Series D-X Preferred Stock shall be $5.00 per share. Adjustments may be made to the Conversion Price applicable to the Series D Preferred Stock only if the events giving rise to such adjustments occurred after June 2, 1999, and not for events occurring before that date. Adjustments may be made to the Conversion Price applicable to the Series D-X Preferred Stock, only if the events giving rise to such adjustments occurred after August 26, 1999 and not for events occurring before that date.

          6.1.3  Exclusion From Section 6.2.3(e).  The Series D Preferred Stock
                 -------------------------------
and the Series D-X Preferred Stock shall not be covered by or subject to the terms of Section 6.2.3(e) of this Certificate of Incorporation, as amended, but shall retain rights analogous to those of Series C-1 Preferred Stock even under conditions that would compel the conversion of Series C-1 Preferred Stock into Series C-N Preferred Stock.

     6.2  Rights, Preferences and Restrictions of Preferred Stock. Other than as
          -------------------------------------------------------
set forth in Section 6.1 above, the rights, preferences, privileges, and restrictions granted to and imposed on Preferred Stock are as follows:

          6.2.1  Dividends.  Holders of Preferred Stock shall be entitled to
                 ---------
receive dividends at the rate of 10% per year, in preference to Common Stock, when, as, and if declared by the Board of Directors. No dividends will be paid on Common Stock until equal dividends have been declared and paid on Preferred Stock. After payment of all dividends on Preferred Stock, the holders of Preferred Stock shall be entitled to participate, on an as-converted basis, with the outstanding Common Stock as to any dividends paid on such Common Stock.

          6.2.2  Liquidation Preference.
                 ----------------------

                 (a) In the event of any liquidation, dissolution or winding up of this Corporation, including a Qualified Consolidation or Merger as defined below (collectively, "Liquidation"), either voluntary or involuntary, each holder of Preferred Stock shall be entitled to receive prior to any distribution of any of the assets of this Corporation to the holders of Common Stock, upon Liquidation of this Corporation, by reason of their ownership thereof, the Issue Price applicable to that Series, per share (as adjusted to reflect any stock splits, stock dividends or other recapitalizations) (that sum being referred to herein as the "Preference"). If, upon Liquidation, the assets of this Corporation available for distribution to its stockholders are insufficient to pay the holders of Preferred Stock the full Preference, then the entire assets and funds of this Corporation legally available for distribution to its stockholders shall be distributed ratably among all holders of Preferred Stock in proportion to the full Preference applicable to each holder.

               (b) After setting apart or paying in full the Preference, any assets of this Corporation remaining available for distribution to stockholders upon Liquidation shall be distributed ratably among all holders of Common Stock and all holders of Series B Preferred Stock and Series C Preferred Stock (after full payment pursuant to subsection (a) above to the holders of the Preferred Stock) in proportion to the amount of Common Stock each holder holds (treating each holder of Series B Preferred Stock or Series C Preferred Stock as holding that number of shares of Common Stock into which that holder's Series B Preferred Stock or Series C Preferred Stock could then be converted pursuant to the then Existing Conversion Price).

               (c) A "Qualifying Consolidation or Merger" is (i) a consolidation or merger of this Corporation with or into any other corporation or other entity or person or any other corporate reorganization in which the holders of Preferred Stock and Common Stock immediately prior to the consolidation or merger own less than 50% of the voting securities of the Corporation or successor entity by virtue of the securities received immediately following such consolidation or merger or other corporate reorganization, (ii) any transaction or series of transactions in which in excess of 50% of the Corporation's voting power is transferred, or (iii) a sale, lease or disposition of all or substantially all of the assets of the Corporation. If, assuming conversion of all Preferred Stock into Common Stock and exercise of all outstanding options, warrants or other rights to purchase Common Stock or Preferred Stock, each share of Common Stock would receive, on a Qualifying Consolidation or Merger, consideration whose fair market value is less than $10.00 per share (adjusted for intervening stock splits, stock dividends or other recapitalizations of the Common Stock and assuming no weighted average antidilution adjustments have occurred pursuant to Section 6.2.3(d), then the Qualifying Consolidation or Merger shall be treated as a Liquidation hereunder for purposes of determining entitlement to the Preference for Series B Preferred Stock and Series C Preferred Stock. If the fair market value of the consideration is $10.00 per share or more (subject to the same adjustments), then the Qualifying Consolidation or Merger shall be treated as a Designated IPO (defined below), and all Preferred Stock shall automatically convert into Common Stock immediately before the closing of the transaction.

          6.2.3  Conversion. The holders of Preferred Stock shall have
                 ----------
conversion rights as follows (the "Conversion Rights"):

                 (a) Right to Convert.
                     ----------------

                         (1) The Conversion Price applicable to each share of
Series A Preferred Stock shall be $1.25 per share. The Conversion Price applicable to each share of Series B Preferred Stock shall be $2.50 per share. The Conversion Price applicable to each share of Series C Preferred Stock shall be $2.86 per share. Such Conversion Prices shall be adjusted from time to time in accordance with this Section 6.2.3.

                         (2) Each share of Preferred Stock shall be convertible,
at the option of its holder, at any time after the date it issues, into that number of fully paid and nonassessable shares of Common Stock expressed by the Conversion Rate, which is defined as the quotient obtained by dividing the Issue Price by the then Existing Conversion Price (as defined below). Conversion will take place at the office of the Corporation or any transfer agent for the Preferred Stock.

                         (3) Each share of Series A Preferred Stock shall
automatically be converted into that number of shares of Common Stock expressed by the Conversion Rate applicable to that share, immediately upon (i) the consummation of this Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) the approval of the conversion or election to convert by holders of a majority of the originally issued shares of Series A Preferred Stock, or (iii) approval of the conversion or election to convert by holders of 67% of the outstanding shares of Preferred Stock. Each share of Series A Preferred Stock shall also automatically be converted into Common Stock immediately prior to a Liquidation, if as a result of the conversion, the consideration per share to be received with respect to the Series A Preferred Stock would be larger than the Series A Preferred Stock Preference. Each share of Series B Preferred Stock shall automatically be converted into that number of shares of Common Stock expressed by the Conversion Rate applicable to that share of Series B Preferred Stock, immediately upon (i) the consummation of this Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to an effective registration statement under the Securities Act in which the price per share is $5.00 or more (as adjusted for intervening stock splits, stock dividends or recapitalizations, and assuming no weighted average antidilution adjustments pursuant to Section 6.2.3(d) have occurred) and the total offering is for at least $10,000,000 (a "Designated IPO"); or (ii) on the approval of the conversion by holders of 67% of the outstanding shares of Preferred Stock. Each share of Series C Preferred Stock shall automatically be converted into that number of shares of Common Stock expressed by the Conversion Rate applicable to that share of Series C Preferred Stock, immediately upon (i) the consummation of a Designated IPO; or (ii) on the approval of the conversion by the holders of 67% of the outstanding shares of Preferred Stock. Each share of Series D Preferred Stock and Series D-X Preferred Stock shall automatically be converted into that number of shares of Common Stock expressed by the Conversion Rate applicable to that share of Series D Preferred Stock, immediately upon (i) the consummation of a Designated IPO; or (ii) on the approval of the conversion by the holders of 67% of the outstanding shares of Preferred Stock.

               (b) Mechanics of Conversion.
                   -----------------------

                         (1) What the holder does. Before any holder of
                             --------------------
Preferred Stock shall be entitled to convert the holder's Preferred Stock into shares of Common Stock, the holder shall (i) surrender the certificate or certificates for the Preferred Stock, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, (ii) give written notice to this Corporation at its principal corporate office of the election to convert the Preferred Stock, and (iii) state in the notice the name or names in which the certificate or certificates for shares of Common Stock are to be issued.

                         (2) What the Corporation does. This Corporation shall,
                             -------------------------
as soon as practicable thereafter, issue and deliver to the holder or the holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled.

                         (3) Effective date of Conversion. The conversion shall
                             ----------------------------
be deemed effective immediately prior to the close of business on the date the Preferred Stock was surrendered to be converted. The person or persons entitled to receive the shares of Common Stock issuable upon the conversion shall be treated for all purposes as the record holder or holders of the Common Stock shares as of the date conversion is deemed to have occurred.

                         (4) Offering Contingencies, Effective Date. If the
                             --------------------------------------
conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of the holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to the offering. In that case, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of securities.

               (c)       Conversion Adjustments.
                         ----------------------

                         (1) Adjustments for Recapitalizations. If the
                             ---------------------------------
Corporation shall at any time or from time to time after December 29, 1997 (the "Filing Date") effect a recapitalization of the outstanding Common Stock without corresponding changes being made to split the Preferred Stock to grant the Preferred Stock the same percentage ownership as prior to the recapitalization, the Conversion Price in effect immediately before that recapitalization shall be proportionately adjusted as appropriate. Any adjustment under this Section 6.2.3(c)(1) shall become effective at the close of business on the date the recapitalization becomes effective.

                         (2) Adjustments for Stock Splits and Combinations. If
                             ---------------------------------------------
the Corporation shall at any time or from time to time after the Filing Date effect a split of the outstanding Common Stock without a corresponding split of the Preferred Stock, the Conversion Price for each series in effect immediately before the split shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 6.2.3(c)(2) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                         (3) Adjustments for Common Stock Dividends and
                             ------------------------------------------
Distributions. If the Corporation at any time or from time to time after the
-------------
Filing Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such
                 --------  -------
dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 6.2.3(c)(3) to reflect the actual payment of such dividend or distribution.

                         (4) Adjustments for Other Dividends and Distributions.
                             -------------------------------------------------
If the Corporation at any time or from time to time after the Filing Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6.2.3(c)(4) with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

                         (5) Adjustment for Reclassification, Exchange and
                             ---------------------------------------------
Substitution. If at any time or from time to time after the Filing Date, the
------------
Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a Qualifying Consolidation or Merger as defined in Section 6.2.2(c) or a split or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6.2.3), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                         (6) Reorganizations, Mergers, Consolidations or Sales
                             -------------------------------------------------
of Assets. If at any time or from time to time after the Filing Date, there is a
---------
capital reorganization of the Common Stock (other than a Qualifying Consolidation or Merger as defined in Section 6.2.2(c)) or a recapitalization, split, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 6.2.3, as a part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6.2.3 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 6.2.3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

        (d) Weighted Average Antidilution Adjustment.  If the Corporation at any
            ----------------------------------------
time after the Filing Date shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for Series A-1 Preferred Stock, Series B-1 Preferred Stock or Series C-1 Preferred Stock then in effect (the "Existing Conversion Price" or "ECP"), the Conversion Price applicable to that series (but not Series A-N Preferred Stock, Series B-N Preferred Stock or Series C-N Preferred Stock) shall be adjusted or readjusted, as follows. Multiply the Existing Conversion Price by a fraction constructed as follows. The numerator of the fraction shall be the "Old Stock," defined as the number of shares of Common Stock outstanding immediately prior to such issue or sale, "fully diluted," plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the new Additional Stock would purchase at the Existing Conversion Price (the "No dilution additional stock" or "NDAS"). The denominator of the fraction shall be the "Old Stock," plus the number of shares of new Additional Stock issued ("New Stock"). "Fully diluted" for this purpose means assuming that all outstanding Preferred Stock has been converted into Common Stock at conversion prices in effect before the issuance or sale. The formula for determining the new Conversion Price is thus:

     New Conversion Price = ECP X (Old Stock plus NDAS) / (Old Stock plus New Stock).

No adjustment of the Conversion Price for Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and taken into account in any subsequent adjustment.

          (1) Determining Additional Stock Consideration.  In the case of the
              ------------------------------------------
issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. Non-cash consideration shall be treated as if it is cash, at the fair value thereof as determined by the Board of Directors in good faith irrespective of any accounting treatment.

          (2)  Additional Stock.  "Additional Stock" shall mean any shares of
               ----------------
Common Stock issued by the Corporation after the Filing Date other than "Reserved Shares," defined as follows:

               (A) Common Stock issued pursuant to a transaction described in subsection 6.2.3(c), or upon conversion of Preferred Stock;

               (B) Up to 1,521,400 shares of Common Stock issued to employees, consultants, directors or advisory board members of the Corporation primarily for the purpose of soliciting or retaining their employment directly or pursuant to a stock option plan or restricted stock plan approved by the shareholders and directors of the Corporation, or such higher number of shares as may be approved from time to time by a majority of the Board of

Directors including both the Series B Preferred Stock Director and the Series C Preferred Stock Director (as each term is defined in Section 6.2.6), or shares reissued after repurchase pursuant to any restricted stock purchase agreement following a termination in status as an employee, consultant, director, or advisory board member; and

                    (C) Common Stock issued in equipment lease financing or otherwise issued or issuable in standard commercial line of credit transactions approved by the Board of Directors in good faith.

          (e) Conversion to Series A-N Preferred Stock, Series B-N Preferred
              --------------------------------------------------------------
Stock and Series C-N Preferred Stock on Failure to Participate in Future
------------------------------------------------------------------------
Financings on Call of Board. In case any subsequent financing is offered, the
---------------------------
Board of Directors (including the Series B Preferred Stock Director and Series C Preferred Stock Director) may establish in good faith the amount of funds required to be invested in such financing by all holders of Preferred Stock (collectively, the "Preferred Stock Contribution"). If a holder of Preferred Stock is offered the opportunity to participate in such financing by at least thirty (30) days notice, but declines or fails to participate at 100% of that holder's proportionate share of the Preferred Stock Contribution (proportionality to be determined on an as-converted-to-common-stock basis, where each holder's Preferred Stock as so converted is expressed as a proportion of all Preferred Stock so converted), then those shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock or Series C-1 Preferred Stock held by that holder shall automatically convert into Series A-N Preferred Stock, Series B-N Preferred Stock or Series C-N Preferred Stock, respectively, on a one-for-one basis immediately prior to the close of the financing. Such conversion will be effective whether or not certificates representing Series A-1 Preferred Stock, Series B-1 Preferred Stock or Series C-1 Preferred Stock that has been converted are tendered for exchange. The Corporation will notify each holder of such converted stock of the conversion, and on request of the holder, certificates representing Series A-1 Preferred Stock, Series B-1 Preferred Stock or Series C-1 Preferred Stock that has been converted shall be exchanged for certificates expressly representing Series A-N Preferred Stock, Series B-N Preferred Stock or Series C-N Preferred Stock.

          (f) No Impairment.  This Corporation will not, by amendment of its
              -------------
Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6.2.3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

          (g) No Fractional Shares. No fractional shares shall be issued upon
              --------------------
any conversion of the Preferred Stock. Any fractional share determined on an aggregate conversion basis shall be rounded down to the nearest whole share. If, in the event of the aforementioned aggregation, in-the absence of such rounding down the conversion would result in the issuance of any fractional share, the Corporation shall pay in cash an amount equal to the product obtained by multiplying such fraction by the Common Stock's fair market value (as determined in good faith by the Board of Directors) on the date of such conversion.

            (h) Reservation of Stock Issuable Upon Conversion.  This Corporation
                ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock the number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to other remedies as shall be available to the holder of the Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to the number of shares that shall be sufficient for the purpose.

            (i) No Reissuance of Preferred Stock. No share or shares of
                --------------------------------
Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

     6.2.4  Right to Participate in Subsequent Financings.  In case the
            ---------------------------------------------
Corporation proposes to issue any additional equity securities, or securities convertible into equity securities, in exchange for cash consideration (other than for Reserved Shares (as defined in Section 6.2.3(d), shares issued in the acquisition of another company, or shares offered to the public pursuant to an underwritten public offering), and unless waived in writing by the holder, each holder of Preferred Stock shall have the right to participate in that subsequent round. Each holder shall have the right to participate up to the percentage of that offering equal to the percentage which the holder's Preferred Stock, on an as-converted basis, represents of all outstanding equity of the Corporation, assuming exercise of all warrants, conversion of all convertible debt, and conversion of all Preferred Stock into Common Stock, and all options issued or issuable under the Corporation's Stock Incentive Plan(s) but not yet exercised. The Board of Directors shall have power to prescribe procedures to give effect to the intent of this paragraph.

     6.2.5  Series B and Series C Preferred Stock Redemption Rights.  The
            -------------------------------------------------------
holders of at least 60% of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock, acting together as a single class, may give notice ("Redemption Request") to the Corporation at any time after five (5) years from the Filing Date, but no more often than one time per calendar year, that the Corporation redeem all or any portion of the Series B Preferred Stock and Series C Preferred Stock, as applicable, at a redemption price (each, a "Redemption Price") equal to (i) in the case of the Series B Preferred Stock, the Issue Price paid for each share of Series B Preferred Stock (as adjusted to account for intervening stock splits or recapitalizations of the Series B Preferred Stock) plus any accrued and unpaid dividends on such shares, or (ii) in the case of the Series C Preferred Stock, the Issue Price paid for each share of Series C Preferred Stock (as adjusted to account for intervening stock splits or recapitalizations of the Series C Preferred Stock), plus any declared and unpaid dividends on such shares. Upon receipt of such Redemption Request, the Corporation, to the extent that it has funds legally available therefor and will not otherwise violate any contracts or agreements to which it is a party, shall be obligated to notify ("Redemption Notice") all Series B Preferred Stock and Series C Preferred Stock holders of the Redemption Request and each holder may, but is not obligated to, participate in such redemption up to that holder's pro rata share of the total number of shares specified in the Redemption Request.

          (a) The Redemption Notice shall provide at least twenty days from the Notice date within which holders of Series B Preferred Stock and Series C Preferred Stock may exercise their redemption rights by delivery of the shares they wish redeemed, together with such Letters of Transmittal as the Redemption Notice may reasonably prescribe, to a bank or trust company the Redemption Notice specifies (the final date for which is called the "Tender Date"), and shall also specify a Redemption Date, which shall be not later than fifteen days following the Tender Date, as of which the Redemption Price (or the first installment thereof) is to be paid. The Redemption Notice shall also specify whether the Redemption Price is to be paid all at once or in three equal annual installments, shall specify a Redemption Date, and shall contain such other provisions concerning the mechanics of redemption as may be necessary or useful to assist the redemption to proceed.

          (b) On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price (or, if to be made in three annual installments, the first third of the Redemption Price) of all shares tendered for redemption (but not more than the number specified in the Redemption Request) with the bank or trust company specified in the Redemption Notice, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price (or each third thereof as placed on deposit) of the shares tendered by the Tender Date to their respective holders. If the Corporation has elected to pay the Redemption Price in three equal annual installments, then on or prior to the second and third anniversaries of the Redemption Date, the Corporation shall deposit the second and third thirds of the Redemption Price, respectively, with the same bank or trust company, with irrevocable instructions and authority to the bank or trust company to pay, on and after such anniversary date, that third of the Redemption Price to the holders of the tendered shares.

          (c) If more shares are tendered than are specified in the Redemption Request, the Corporation may elect either to redeem all tendered shares, or to redeem only so many of them as are specified in the Redemption Request. If the Corporation has insufficient funds legally available to redeem all shares specified in the Redemption Request, then that number of shares for which there are insufficient funds shall be treated as an overtender of shares. The effects of any overtender of shares shall be allocated among all holders submitting shares such that the shares actually to be redeemed are, so nearly as possible, in the same ratio as the Preferred Stock holdings of all redeeming shareholders are to each other. Fractional shares to be redeemed shall in all cases be rounded down to the nearest whole share.

          (d) Tendered certificates shall be canceled following the final payment of the Redemption Price. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, all rights of the holder of such shares tendered for redemption as holder of Preferred Stock (except the right to receive the Redemption Price without interest) shall cease and terminate with respect to such shares, provided that in the event that there is a default in payment of the Redemption Price by the Corporation, or the Corporation is unable to pay the Redemption Price due to insufficient legally available funds, those shares tendered by each holder for which the payment actually made on the Redemption Date is insufficient shall be treated as unredeemed shares hereunder, and shall remain outstanding and be entitled to all of the rights and preferences provided herein.

     6.2.6     Voting Rights.  With respect to the election of directors, the
               -------------
Series B Preferred Stock shall vote as a separate class for the election of one director (the "Series B Preferred Stock Director"), and to remove such director and to fill any vacancy caused by the resignation, death or removal of such director, and the Series C Preferred Stock, the Series D Preferred Stock, and the Series D-X Preferred Stock, voting together as a class, shall vote as a separate class for the election of one director (the "Series C Preferred Stock Director"), and to remove such director and to fill any vacancy caused by the resignation, death or removal of such director. With respect to the election of all remaining directors, Preferred Stock and Common Stock shall vote as a single class. With respect to all other matters, the holders of Preferred Stock and the holders of Common Stock shall vote as a single class, provided that the holders of Preferred Stock must also approve, by the requisite majorities specified, decisions specified in Section 6.2.7. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which the holder's Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share). With respect to that vote, the holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of this Corporation.

     6.2.7     Protective Provisions.  The consent of the holders of at least
               ---------------------
67% of the Preferred Stock, voting as a single class, shall be required for any action which:

                    (1) amends or repeals any provision of the Corporation's Certificate of Incorporation or Bylaws if such action would materially and adversely alter or change the designations, preferences, and relative, participating, optional and other special rights or the restrictions provided for the benefit of the Preferred Stock;

                    (2) authorizes or issues shares of any class of stock having any preference or priority as to dividends, liquidation, redemption, voting, conversion or other preferences superior to or on a parity with any such preference or priority of any series of the Preferred Stock (except any issuance of Series A-N Preferred Stock, Series B-N Preferred Stock or Series C-N Preferred Stock, which is issuable only upon conversion of Series A-1 Preferred Stock, Series B-1 Preferred Stock or Series C-1 Preferred Stock pursuant to Section 6.2.3(e)); or

                    (3) pays or declares any dividend on any junior securities.

The consent of holders of a majority of the Series B Preferred Stock and Series C Preferred Stock, each voting as a separate class, shall be required for

                    (4) any merger, sale of substantially all the assets, consolidation, recapitalization, or reorganization of the Corporation, or

                    (5) any repurchase or other acquisition by the Corporation of its own shares other than pursuant to this Certificate or stock repurchase agreements approved by a majority of the Board of Directors, including the Series B Preferred Stock Director and the Series C Preferred Stock Director, or entered into with respect to

Common Stock issued or to be issued pursuant to options issued under the Corporation's Stock Incentive Plans.

     6.2.8     Directors.  Except as otherwise provided herein or the General
               ---------
Corporation Law of the State of Delaware, the business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of one or more members. Directors need not be stockholders of the Corporation. The number of directors shall be fixed from time to time, within the limits specified in the Bylaws, by a Bylaw or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the board of directors.

     The directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as the then total number of directors permits, serving staggered terms so that the initial terms of each such class will expire, respectively, at the first, second and third succeeding annual meetings of the stockholders held following the initial public offering of the Corporation's Common Stock. At each such succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms are expiring at such meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders following such election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the Bylaws applicable thereto, and such directors so elected shall not be divided into classes pursuant to this
Section 6.2.8 unless expressly provided by such terms.

     Any amendment, change or repeal of this Section 6.2.8, or any other amendment to this Certificate of Incorporation that will have the effect of permitting circumvention of or modifying this Section 6.2.8, shall require the favorable vote, at a stockholders' meeting, of the holders of at least eighty percent (80%) of the then-outstanding shares of stock of the Corporation entitled to vote.

     Except as provided below, the directors shall be elected by a plurality vote of the shares represented in person or by proxy at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting for the years in which their terms expire and until their successors shall be duly elected and qualified. If, for any cause, the board of directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in this Certificate of Incorporation or the Bylaws.

     Except as otherwise provided by the Certificate of Incorporation or any amendments thereto, vacancies and newly created directorships resulting from any increase in the number of authorized directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant, and until his successor shall have been duly elected and qualified. A vacancy in the board of directors shall be deemed to exist under this paragraph in the case of the death, removal or resignation of any director, or if the stockholders fail at any meeting of stockholders at which directors are to be elected to elect the number of directors then constituting the whole board.

     Any director may resign by delivering his written resignation to the Corporation at its principal office, addressed to the president or secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. When one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

                                  SECTION 7.

     7.1  Number and Designation of Directors.  For so long as there is Series B
          -----------------------------------
Preferred Stock outstanding, the Bylaws shall provide that one of the directors shall be the Series B Preferred Stock Director. For so long as there is Series C Preferred Stock, Series D Preferred Stock, or Series D-X Preferred Stock outstanding, the Bylaws shall provide that one of the directors shall be the Series C Preferred Stock Director. As of the Filing Date, the Bylaws shall provide that the number of directors shall be seven. The Bylaws may further provide that the Directors shall have power to change the number of directors by majority vote, provided that if there is then required to be a Series B Preferred Stock Director or a Series C Preferred Stock Director, the vote of the required Preferred Stock directors shall be required to change the size of the Board.

     7.2  Liability of Directors.  No director of the Corporation shall be
          ----------------------
personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Section 7 shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Delaware General Corporation Law. No amendment to the Delaware General Corporation Law that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission that occurs prior to the effective date of such amendment.

                                  SECTION 8.

     8.1  Indemnification.  To the fullest extent permitted by Delaware
          ---------------
statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Section 8.1 does not affect the availability of equitable remedies for breach of fiduciary duties.

     8.2  Amendments.  Any amendment, change or repeal of this Section shall
          ----------
only be prospective and no repeal or modification hereof shall adversely affect the rights under this Section in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding.

                                  SECTION 9.

     The name and mailing address of the incorporator are as follows:

          Misako Sack
          c/o Morrison & Foerster llp
          425 Market Street
          San Francisco, California 94105-2482

                                  SECTION 10.

     The board of directors is expressly authorized to make, alter, or repeal the bylaws of the Corporation.

                                  SECTION 11.

     Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

                                  SECTION 12.

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                  SECTION 13.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, this 5th day of November, 1999.



                       By:    /s/ Bruce Davis,
                              -----------------------
                              Bruce Davis, President